UMH PROPERTIES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT EFFECTIVE JANUARY 1, 2018

BY AND BETWEEN:	UMH PROPERTIES, INC,
a Maryland Corporation (“Corporation”)

AND:	Samuel A. Landy (“Employee”)

BACKGROUND

WHEREAS, Employee and the Corporation are parties to an Employment Agreement, effective January 1,2012 through December 31, 2017 (“Prior Employment Agreement”);

WHEREAS, Employee and the Corporation now desire to amend and restate the Prior Employment Agreement in its entirety, effective as of January 1, 2018; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Corporation and Employee agree as follows:

TERMS

1. Term of Employment.

Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of President for a term of three (3) years, effective January 1, 2018 (“Effective Date”) and terminating on the three (3) year anniversary of the Effective Date; provided, however, that this Agreement will be renewed automatically on and as of the first (1st) day of each calendar quarter after the Effective Date (i.e., each April 1, July 1, October 1, and January 1) for a period of three (3) years commencing on the date of the automatic renewal, unless Employee’s employment is earlier terminated in accordance with the provisions of Section 11 of this Agreement. The period during which Employee is employed with the Corporation under this Agreement, including all renewal periods, is referred to as the “Term.”

2. Time and Efforts.

Employee shall diligently and conscientiously devote his time and attention and use his best efforts in the discharge of his duties as President of the Corporation.

3. Board of Directors

Employee should at all times discharge his duties in consultation with and under the supervision of the Board of Directors of the Corporation. In the performance of his duties, Employee shall make his principal office such place as both the Board of Directors of the Corporation and the Employee from time to time agree.

4. Compensation.

a. Corporation shall pay to Employee as compensation for his services, a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation, as follows:

1. For the year beginning January 1, 2018 and ending on December 31, 2018, the base salary shall be $649,000.

2. For the year beginning January 1, 2019 and ending on December 31, 2019, the base salary shall be $649,000.

3. For the year beginning January 1, 2020 and ending on December 31, 2020, the base salary shall be $649,000.

4. With respect to any calendar year of the Term (including renewal periods) which begins on or after January 1, 2021, the base salary shall be set by the Compensation Committee, and approved by the Board of Directors, provided that Employee’s base salary for any calendar year of the Term shall not result in a decrease in base salary as compared to the previous calendar year of the Term.

b. The Employee shall purchase and/or maintain a disability insurance policy, whose benefits shall commence 90 days after the date of disability. During the first 90 days following the date of disability, Employee’s salary will continue to be paid by the Corporation. Thereafter, the Employee will receive lost wages from the disability policy. This provision applies to disability until the time of termination in the event termination paragraph II applies

5. Bonuses.

a. Bonuses shall be measured from the appropriate prior and current year-end audited financial statements as approved by management.

b. 75% of the Cash and Restricted Stock Bonuses will be based on the increase in Normalized Funds from Operations (FFO), not to include any gains or losses from the stock portfolio.

	Meet	Exceeds	Excels
Increase of:	1%-9.99%	10%-19.99%	>20%
	Base	125% of Base	150% of Base

Cash Bonus	$942k	$1,177k	$1,412k

Restricted Stock Award	43,800 shares	54,700 shares	65,600 shares

c. 25% of the Cash and Restricted Stock Bonuses will be at the Compensation Committee’s discretion based on but not limited to Property NOI, growth in acquisitions, same store occupancy, G&A expense management and growth of rental homes.

d. Annual Stock Option Award of up to 50,000 shares shall be granted upon the achievement of any of the bonus categories and or in combination with the Compensation Committee’s discretion based on but not limited to Property NOI, growth in acquisitions, same store occupancy, G&A expense management and growth of rental homes.

6.  Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

7. Vacation.

Employee shall be entitled to take four (4) paid weeks’ vacation per year and the same holidays as provided for other members of the staff.

8. Pension.

Employee, at his option, may participate in the 401-K plan of UMH Properties, Inc. according to its terms.

9. Life and Health Insurance Benefits, and Automobile.

a. Employee shall be entitled during the term of this Agreement to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of UMH Properties; Inc. as may be modified from time to time.

b. Corporation shall directly pay up to $10,000 per year for the life insurance policies owned by the Samuel Landy Life Insurance Trust.

c. Corporation will also provide the Employee with an automobile, including maintenance, repairs, insurance, and all costs incident thereto, all comparable to those presently provided to Employee by the Corporation.

10. Termination

If Employee’s employment with the Corporation is terminated either by the Corporation or by the Employee, voluntarily or involuntarily, without regard to the reason, including termination for cause or due to the death of the Employee, Employee (or his estate) shall be entitled to the base salary plus bonuses (based upon the amount earned in the prior year) due under this Agreement for the remaining Term of this Agreement (inclusive of any renewals), paid as regular payroll over the remaining Term. The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

11. Change of Control

a. The term “Change of Control” under this Agreement shall mean (i) a sale of substantially all of the assets of the Corporation, not in the ordinary course, to an unaffiliated third party; or (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party of outstanding shares of capital stock of the Corporation representing a majority of the then outstanding voting capital stock of the Corporation; or (iii) a majority of the members of the Board of Directors ceasing to be composed of individuals who either were members of the Board immediately following the 2014 Annual Meeting of Shareholders of the Corporation, or whose election to the Board was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation of the Corporation having the same effect as item (i), (ii) or (iii) above, or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

b. In the event of a Change of Control during the Term of this Agreement:

1. on the date of such Change of Control, this Agreement shall automatically renew so that the expiration date will be three years from the date of the Change of Control;

2. additionally or alternatively, Employee shall have the continuing right to terminate this Employment Agreement which shall entitle him to receive compensation in accordance with Section 11 above. If Employee exercises the right to terminate this Employment Agreement within ninety (90) days of the date of the Change of Control, Employee shall be entitled to receive, for the remaining Term, his base salary, as well as any Bonuses and Restricted Stock grants he would have received under this Agreement had he remained employed for the remainder of the Term.

c. In addition to any other compensation afforded herein, provided that Employee is actively employed by the Corporation as of the consummation of a Change of Control, Employee shall be entitled to a transaction bonus consistent with the terms of the Corporation’s Executive Management Transaction Bonus Plan, which Plan shall be approved by the Corporation’s Compensation Committee. Receipt of a transaction bonus shall not prejudice any other rights Employee may have under this Section.

d. The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

e. Any combination of MONMOUTH REAL ESTATE INVESTMENT CORPORATION and UMH PROPERTIES, INC. shall not be considered a Change of Control under this Section.

12.  Indemnification and Attorneys’ Fees

The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee by a third party in his capacity as Employee and/or Director of the Corporation. The Corporation will pay all attorneys’ fees and costs to defend the Employee from any such lawsuits.

13. Notices.

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:	UMH PROPERTIES, INC.
Juniper Business Plaza
3499 Route 9N, Suite 3C
Freehold, NJ 07728

Employee:
Samuel A. Landy
124 Federal Road
Monroe Township, NJ 08831

14. Governing Law.

This agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

15.  Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by both parties hereto.

16. Modification and Waiver

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Successors.

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18. Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity of unenforceability.

19. Headings

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

20. Certain Possible Changes to Distributions.

Notwithstanding any provisions of this Agreement to the contrary, the commencement of distributions determined by reference to a termination of employment shall be delayed by six months after termination, if (i) at the applicable time, the Corporation or any entity in its controlled group has any stock which is publicly traded on an established securities market and (ii) in the view of the Corporation such delay is necessary or advisable to avoid the imposition of the 20% tax under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service). Any amounts delayed under the foregoing sentence shall be paid with the first permissible installment. Notwithstanding any other provision of this Agreement to the contrary, and in addition to (and not in substitution for) the two preceding sentences, the Board retains the power and discretion to revise, amend, modify, reform, administer, interpret or construe this Agreement at any time in whole or in part, to the extent it deems necessary or advisable to enable Employee to avoid any acceleration of taxation (or the imposition of any additional tax or interest payments on delayed payments of tax) under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service).

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

UMH PROPERTIES, INC.

By:	/s/ Jeff Carus	Dated:	4/10/2018
Jeff Carus, Chairman
Compensation Committee

EMPLOYEE

By:	/s/ Samuel A. Landy	Dated:	4/10/2018
Samuel A. Landy